BMC

BMC Industries, Inc.
Vision-Ease Lens, Inc.
7000 Sunwood Drive NW
Ramsey, MN 55303
Web site: www.bmcind.com

NEWS RELEASE

CONTACT:	CURTIS E. PETERSEN	(OTCBB: BMMI)
	(763) 506-9053	FOR IMMEDIATE RELEASE

BMC Industries Receives Bank Waiver Extension through May 14, 2004

RAMSEY, Minn., March 23, 2004 - BMC Industries, Inc. (OTC Bulletin Board: BMMI) today announced that its bank group has granted the company an additional waiver of certain covenants and other obligations under its credit agreement. The company has been operating under a series of waivers from its banks since June 30, 2003.

The waiver announced today also extends the time period for BMC to make certain scheduled principal and fee payments, and defers interest payment obligations of approximately $0.6 million until May 14, 2004, the termination date of both this waiver extension and the current credit agreement.  The deferral of these payments are subject, however, to the company's continuing obligation to remit the net proceeds of any asset sales and certain other cash flows to its lenders in partial repayment of interest and principal obligations.  Since June 30, 2003, the company has incurred and paid $5.7 million in interest obligations.

As in previous waivers, the banks and the company have agreed that no additional borrowings will be extended during the waiver period, Discussions continue between BMC, the company's advisors, and its banks regarding the financing and capitalization of the Company after May 14, 2004.

About BMC Industries

BMC Industries Inc., founded in 1907, is comprised of two business segments: Optical Products and Buckbee-Mears. The Optical Products group, operating under the Vision-Ease Lens trade name, is a leading designer, manufacturer and distributor of polycarbonate and glass eyewear lenses. Vision-Ease Lens also distributes plastic eyewear lenses. Vision-Ease Lens is a technology and a market share leader in the polycarbonate lens segment of the market. Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics. The Buckbee-Mears group, the only North American supplier of television aperture masks, has announced its plans to wind down its operations by June 2004. For more information about BMC Industries, visit the company's Web site at www.bmcind.com.

 Safe Harbor for Forward-Looking Statements

This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this news release that are not statements of historical facts, including statements regarding future performance, are Forward-Looking Statements. Such statements are subject to a number of risks and uncertainties that could cause, and in certain instances have caused, actual results or outcomes to differ materially from those projected, including, among other things: our ability to obtain an extension of our current credit agreement or other relief from our lenders beyond the May 14, 2004 termination date of both the current waiver extension and the credit agreement; the bank group's right to accelerate the repayment of all amounts outstanding under the credit agreement in the event of any default by the company of any term or condition of the current waiver or the credit agreement; ability to negotiate financing arrangements or other solutions in replacement of our existing credit facility; our ability to generate sufficient cash flow to meet obligations during any future extension of the credit agreement; future availability of borrowing capacity; the ability to meet future financial covenants under our credit agreement or other financial documents; ability to realize anticipated cash proceeds from asset sales; possible unforeseen costs and future potential liabilities in connection with the exit of the Buckbee-Mears group business; ability to maintain acceptable credit terms with vendors; ability to manage working capital and align costs with market conditions; ability to achieve and maintain higher yields at Vision-Ease Lens; ability to reduce inventories while maintaining consistently high customer service levels and product fill rates; ability to increase sales of products; slowdown in growth of, or price reductions in, high-end optical lens products; fluctuations in currency exchange rates; rising raw material costs; ability to develop new products to grow within our markets; and the effect of ongoing economic uncertainty on the company's operations. Additional factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in BMC's Annual Report and Form 10-K for the year ended December 31, 2002, and in other filings made, from time to time, by BMC with the Securities and Exchange Commission. The forward-looking statements speak only as of the date when made and BMC does not undertake to update such statements.

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